UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2015

   HCSB FINANCIAL CORPORATION

(Exact Name of Registrant As Specified in Its Charter)

   South Carolina

(State or Other Jurisdiction of Incorporation)

000-26995	57-1079444
(Commission File Number)	(I.R.S. Employer Identification No.)

3640 Ralph Ellis Blvd, Loris, South Carolina	29569
(Address of Principal Executive Offices)	(Zip Code)

   (843) 756-6333

(Registrant’s Telephone Number, Including Area Code)

   Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of September 16, 2015, HCSB Financial Corporation (the “Company”), Horry County State Bank (the “Bank”), James R. Clarkson, Glenn Raymond Bullard, Ron Lee Paige, Sr., and Edward Lewis Loehr, Jr., the President and Chief Executive Officer, Senior Executive Vice President, Executive Vice President, and Chief Financial Officer of the Company and the Bank, respectively (collectively, the “Defendants”) entered into a Class Action Settlement Agreement (the “Settlement Agreement”) in potential settlement of the previously disclosed putative class action lawsuit pending in the Court of Common Pleas for the Fifteenth Judicial District, State of South Carolina, County of Horry (Case No. 2014-CP-26-00204). As previously disclosed by the Company, Jan W. Snyder, Acey H. Livingston, and Mark Josephs, on behalf of themselves and as representatives of a class of similarly situated purchasers of the Company’s subordinated debt notes (collectively, the “Plaintiffs”), filed an action seeking an unspecified amount of damages resulting from alleged wrongful conduct associated with purchases of the Company’s subordinated debt notes, including fraud, violation of state securities statutes, and negligence.

On September 16, 2015, the Court signed its Preliminary Order of Approval (the “Preliminary Approval Order”) with respect to the proposed settlement. In its Preliminary Approval Order, the Court preliminarily approved the Settlement Agreement, the form of notice, and the plan for giving persons within the class notice of the settlement and an opportunity to opt out of or object to the settlement. A final hearing is scheduled for November 23, 2015, at which the Court will be asked to finally approve the settlement of the class action lawsuit and to enter judgment accordingly.

Under the terms of the Settlement Agreement, the Company will establish a settlement fund of approximately $2.4 million, which represents 20% of the principal of subordinated debt notes issued by the Company. Owners of subordinated debt notes will be entitled to receive 20% of their notes, which will be paid from the settlement fund. In order to participate in the settlement, class members must grant the Defendants a full and complete release of all claims that were asserted or could have been asserted in the lawsuit. The Company will separately pay the approved attorneys’ fees, costs, and expenses of class counsel up to an aggregate of $250,000. The settlement is expressly contingent on the following events occurring before the final hearing by the Court: (1) the signing of an agreement between the Company and holders of certain trust preferred securities issued by the Company for the repurchase of such securities by the Company for an amount not to exceed 10% of the outstanding principal balance owed thereon, or $618,600, plus reimbursement of attorneys’ fees and other expenses incurred by the holders of the trust preferred securities not to exceed $25,000; (2) the signing of an agreement between the Company and the Department of Treasury for the repurchase of the shares of Series T preferred stock issued by the Company in conjunction with the TARP Capital Purchase Program in an amount not to exceed 1% of the aggregate initial liquidation preference of the Series T preferred stock, or $128,950, plus reimbursement of attorneys’ fees and other expenses incurred by Treasury not to exceed $25,000; and (3) the receipt of signed agreement(s) for an investment in the Company of no less than $30 million through a sale of Company stock to investors or the execution of a merger agreement with another financial institution. In addition, the Company and the Bank must receive the necessary regulatory approvals or non-objections for each of above transactions before any payments can be made from the settlement fund, although such approvals do not have to occur before the final hearing by the Court.

The Settlement Agreement does not constitute a concession or admission of wrongdoing or liability by the Defendants. The Defendants have entered into the Settlement Agreement solely to avoid future inconvenience and protracted, costly litigation and to help facilitate a proposed recapitalization of the Bank.

A copy of the Settlement Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit
Number	Description

10.1	Settlement Agreement, effective as of September 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCSB FINANCIAL CORPORATION

Dated: September 22, 2015	By: /s/ James R. Clarkson
Name: James R. Clarkson
Title: President and Chief Executive Officer

 EXHIBIT INDEX

Exhibit
Number	Description

10.1	Settlement Agreement, effective as of September 16, 2015